Exhibit 10.16
WESTERN GAS HOLDINGS, LLC
EQUITY INCENTIVE PLAN
SECTION 1. Purpose of the Plan.
     The Western Gas Holdings, LLC Equity Incentive Plan (the “Plan”) has been adopted by Western Gas Holdings, LLC, a Delaware limited liability company (the “Company”) and the general partner of Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”). The Plan is intended to promote the interests of the Company and its indirect parent, Anadarko Petroleum Corporation (“Anadarko”), by providing to key executives of the Company or an Affiliate incentive compensation to encourage superior performance.
SECTION 2. Definitions.
     As used in the Plan, the following terms shall have the meanings set forth below:
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Award” means an Incentive Unit and any associated DERs granted under the Plan.
     “Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.
     “Board” means the Board of Directors of the Company.
     “Change in Capitalization” means any increase in the members’ capital contribution, any change (including, without limitation, in the case of a dividend or other distribution in respect of member interests, a change in value) in the member interests or any exchange of member interests for a different number or kind of shares of ownership or other securities of the Company or another entity, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights, stock dividend, stock split or reverse stock split, property dividend, or combination or exchange of member interests, repurchase of member interests, change in corporate structure or otherwise. The following events shall be considered a Change in Capitalization for the purposes of this Plan, but shall not represent all scenarios for which a Change in Capitalization could be deemed to have occurred: (a) the issuance by the Company, Anadarko or any other Affiliate of other ownership interests in the Company; (b) the sale, transfer or dividend/distribution of assets, member interests or other securities (including Partnership units) representing more than five percent (5%) of the value of the Company’s total assets as determined at the end of the most recently completed month, including but not limited to any sale or transfer by the Company of the Partnership’s general partner interest, the Partnership’s incentive distribution rights or any Class B units or common units received from the Partnership as a result of the Company’s election to exercise the incentive distribution rights reset option under the Partnership Agreement; and (c) the initial public offering of the Company (or its successor in interest, including in the event the Company has changed its structure to a corporation or partnership) which may not otherwise constitute a Change of Control of the Company.
     “Change of Control” shall mean the occurrence of either of the following after the effective date of the Plan with respect to either Anadarko or the Company:
     Change of Control of Anadarko:
a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of Anadarko (the “Outstanding Anadarko Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Anadarko entitled to vote generally in the election of directors (the “Outstanding Anadarko Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control of Anadarko: (i) any acquisition directly from Anadarko, (ii) any acquisition by Anadarko, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Anadarko or any corporation controlled by Anadarko or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or
(b) individuals who, as of the effective date of the Plan, constitute the Anadarko Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Anadarko Board of Directors; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by Anadarko’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Anadarko Board of Directors; or
(c) consummation by Anadarko of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Anadarko or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Anadarko Common Stock and Outstanding Anadarko Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Anadarko or all or substantially all of Anadarko’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Anadarko Common Stock and Outstanding Anadarko Voting Securities, as the case may be, (ii) no person (excluding any employee benefit plan (or related trust) of Anadarko or such corporation resulting from such Business Combination) beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Anadarko Board of Directors, providing for such Business Combination; or
(d) approval by the stockholders of Anadarko of a complete liquidation or dissolution of Anadarko.
Notwithstanding the foregoing, with respect to an Award that is (i) subject to Section 409A and (ii) a Change of Control of Anadarko that would accelerate the timing of payment thereunder pursuant to Section 6(i), the term “Change of Control” shall mean a change in the ownership or effective control of Anadarko, or in the ownership of a substantial portion of the assets of Anadarko as defined in Section 409A, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A, as determined by the Committee.
     Change of Control of the Company:
(a) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Affiliate of the Company, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company;
(b) the members of the Company approve, in one or a series of transactions, a plan of complete liquidation of the Company;
(c) the sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any Person other than or an Affiliate of the Company; or
(d) the Company (either directly or indirectly as a result of a corporate restructuring) becomes wholly or partially owned by the public.

Notwithstanding the foregoing, with respect to an Award that is (i) subject to Section 409A and (ii) a Change of Control of the Company that would accelerate the timing of payment thereunder pursuant to Section 6(i), the term “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A and the authoritative guidance issued thereunder, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A as determined by the Committee.
     “Committee” means the Board or a committee of the Board appointed to administer the Plan.
     “DCF Valuation” means the aggregate dollar value derived by applying a discounted cash flow methodology to the Company and its operations, and shall include all cash flows inuring to the Company’s benefit, including but not limited to the cash flow related to assets owned by the Company related to the Partnership (including but not limited to all incentive distribution rights (“IDRs”), general partner units, common units, subordinated units, and Class B units (if any)), calculated according to the following general description, but in any case subject to the sole discretion and determination of the Committee:
(a) Cash available for distribution to all unitholders of the Partnership in the current (or most recent) quarter will be multiplied by 4.0 to arrive at an annualized distribution amount. Contractual IDR payments from the Partnership (with splits determined assuming the calculated annualized distribution above) will be calculated and applied to determine the relative general partner and limited partner dollar payout amounts from such annualized distribution; and
(b) Expected annual distributions to all unitholders of the Partnership for each of the next four years will then be calculated by using the annualized growth rate in the distribution from the prior year. Such calculation will be determined by comparing the annualized distribution calculated in clause (a) above to the actual distribution paid in the prior year; and
(c) Contractual IDR payments from the Partnership in each of the next four years (with splits determined by the amount of such future expected distributions) will be calculated and applied to determine the relative general partner and limited partner dollar payout amounts from such future expected distributions; and
(d) A terminal value will be calculated as of the fourth year based on the expected cash payout to the general partner in year 4, multiplied by a number to be determined by the Committee at the time of calculation, and a discount rate to be determined by the Committee at the time of calculation; and
(e) The present value of all of the cash flows determined in the above paragraphs will be determined, utilizing a discount rate to be determined by the Committee at the time of calculation.
     “DER” means a distribution equivalent right which shall be granted in tandem with each Incentive Unit, to receive (with respect to each Incentive Unit subject to the Award Agreement) a credit equal to the value of the dividends or other distributions made by the Company to its member(s) during the period such Award is outstanding.

     “Determined Value” means the then-current value of the Company as determined from time-to-time by the Committee, where (a) in advance of the initial public offering of the Company such value shall be reflected by (i) the DCF Valuation amount, plus (ii) any other value related to any other assets of the Company, which value has not otherwise been captured by the DCF Valuation methodology, less (iii) indebtedness of the Company, if any, and (b) upon the closing of an initial public offering of the Company such value shall be reflected by the aggregate equity value of the Company as determined using the market price of the Company’s equity securities.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Executive” means an executive officer of the Company or an Affiliate thereof.
     “Fundamental Change” means:
(a)	the Company ceases to be the general partner of the Partnership; or

(b)	the Company ceases to hold or to be entitled to receive the IDRs from the Partnership, or any Class B units or common units received from the Partnership as a result of the Company’s election to exercise the IDRs reset option under the Partnership Agreement.
     “Incentive Unit” means a (notional) unit granted under the Plan which, upon the occurrence of a Liquidation Event, entitles the Participant to receive an amount of cash equal to the Value of an Incentive Unit (plus associated DERs, if any).
     “Liquidation Event” means an event that shall cause a Participant’s Awards to vest and become payable pursuant to Section 6(g). A Liquidation Event shall occur upon the occurrence of both (a) restrictions imposed on the Incentive Units pursuant to Section 6(b) lapse, and (b) the earliest occurrence of any one of the following events with respect to an individual Participant: (i) Change of Control; (ii) the closing of an initial public offering of the Company; (iii) termination of employment (to the extent termination of employment is specified as a Liquidation Event in the Award Agreement); (iv) death; (v) disability (as defined in the Anadarko benefit plans); (vi) a date certain specified in the Award Agreement, if any; or (vii) such other time as the Committee, in its sole discretion, may determine.
     “Participant” means an Executive granted an Award under this Plan.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.
     “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.
     “SEC” means the Securities and Exchange Commission, or any successor thereto.

     “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.
     “Value of an Incentive Unit” means the dollar value ascribed to an Incentive Unit and shall at all times be calculated by dividing the then-current Determined Value by one million (1,000,000).
SECTION 3. Administration.
     The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the number of Incentive Units (and associated DERs) to be covered by Awards; (iii) determine the terms and conditions of any Award; (iv) interpret and administer the Plan and any instrument or agreement relating to a grant made under the Plan; (v) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Subject to Section 7 of the Plan, the Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, any Participant, and any beneficiary of any Award.
SECTION 4. Incentive Units.
     (a) Limits on Incentive Units Granted. Subject to adjustment as provided in Section 4(b), the number of Incentive Units (and associated DERs) that may be granted under the Plan is one hundred thousand (100,000) Incentive Units. However, if any Award is forfeited, cancelled or otherwise terminates or expires without payment, the Incentive Units subject to such Award shall again be available for grants under other Awards under the Plan.
     (b) Adjustments.
     (i) In the event of a Change in Capitalization, the Committee shall, in such manner as it may deem equitable in preventing the valuation dilution or enlargement of the potential benefits intended to be provided with respect to all Awards granted under this Plan, adjust the number of Incentive Units (or other securities or property) with respect to which Awards are then outstanding and Awards that may be granted in the future. No adjustments may be made under this Section (absent the written consent of the Participant) that would, in any respect, reduce the value of such Participant’s Award.

     (ii) In the event of a Fundamental Change, the Committee shall, in such manner as it may deem equitable to prevent the substantial dilution of benefits intended to be provided with respect to all Awards granted under this Plan, take all available action to preserve such benefits, including to the extent possible by replacing Awards under this Plan with similar awards at Affiliates which have succeeded the Company with regard to the underlying Fundamental Change.
SECTION 5. Eligibility.
     Any Executive who performs services for the benefit of the Company shall be eligible to be granted an Award under the Plan by the Committee.
SECTION 6. Awards.
     (a) Grant of Incentive Units. The Committee shall have the authority to determine the Executives to whom Incentive Units shall be granted and the number of Incentive Units to be granted to each such Participant. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any award granted under any other plan of the Company, Anadarko, the Partnership, or any other Affiliate.
     (b) Restrictions. The Committee shall have the authority to determine the time period over which the Incentive Units shall be restricted and/or the conditions if any (including but not limited to any performance metrics) under which the Incentive Units may become unrestricted or may become forfeited.
     (c) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, up to a maximum period of ten years.
     (d) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.
     (e) DERs. Each grant of Incentive Units shall include rights to dividends or distributions made by the Company to its member(s) or other owner(s), and such DER amounts credited to an Award shall accrue and be subject to the same restrictions and payment requirements as the Incentive Units with which such DERs are associated.
     (f) Lapse of Restrictions. Upon the satisfaction of the restrictions imposed on an Award, such restrictions associated with such Award shall lapse, in whole or in part, as applicable and defined in each Award Agreement.
     (g) Payment of Awards. Award payments shall be made in the form of a lump sum cash payment to a Participant, equal to the Value of an Incentive Unit for each Incentive Unit (plus any amounts credited and accrued with respect to DERs associated with such Incentive Units), less applicable withholding taxes as provided in Section 8(c). Such payment(s) shall be paid as soon as practicable following the occurrence a Liquidation Event, but in no event shall such payment be made later than March 15th of the year following the calendar year in which such Liquidation Event occurred.

     (h) Forfeitures. Except as otherwise provided in the terms of the Award Agreement, upon termination a Participant’s employment with Anadarko and its Affiliates all of such Participant’s Incentive Units (and associated DERs, if any) that have not had restrictions lapse shall be forfeited as of such termination, except in the event of termination of employment on or following a Change of Control in which event such Participant’s Award shall vest pursuant to Section 6(i) and be paid pursuant to Section 6(g). The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Award(s).
     (i) Change of Control. Unless specifically provided otherwise in the Award Agreement, upon a Change of Control all outstanding Awards shall automatically vest and become payable pursuant to Section 6(g).
     (j) Valuation. The Committee shall from time-to-time calculate and define the then-current Determined Value. The Committee shall have sole discretion in making such determination, though it may seek the advice or input of third parties to assist it as it may deem beneficial or necessary to the accuracy or timeliness of such determination.
SECTION 7. Amendment and Termination.
     Except to the extent prohibited by applicable law:
     (a) Amendments to the Plan. Subject to Section 7(b) below, the Board or Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Incentive Units available for Awards under the Plan, without the consent of any Participant, other holder or beneficiary of an Award, or any other Person.
     (b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall materially reduce the benefit to a Participant without the consent of such Participant.
     (c) Actions Upon the Occurrence of Certain Events. Upon the occurrence of any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles materially affecting the financial statements of the Company, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, shall take any and all such action as necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be conferred under the Plan or an outstanding Award; provided, however, that such actions shall not reduce the benefits or potential benefits to be realized by a Participant without the express written consent of such Participant (unless such actions were specifically required by applicable law).
SECTION 8. General Provisions.
     (a) Limits on Transfer of Awards. No Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a

Participant other than by will or the laws of descent and distribution, other than a sale or disposition to the Company, Anadarko or any Affiliate.
     (b) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each Participant.
     (c) Tax Withholding. The Company shall withhold from an Award any applicable taxes payable in respect of the grant of the Award, the lapse of restrictions thereon, or any payment made under the Award and shall take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.
     (d) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company, Anadarko or any Affiliate.
     (e) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas without regard to its conflict of laws principles.
     (f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
     (g) Other Laws. The Committee may refuse to pay any consideration under an Award if, in its sole discretion, it determines that the payment of such consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which any applicable Company securities are then traded, or entitle the Company or an Affiliate to recover the same under Section 16(b) of the Exchange Act, if applicable.
     (h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.
     (i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
     (j) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner that the Committee may select, and the Company shall be relieved of any further liability for payment of such amounts.
     (k) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.
     (l) Compliance with Section 409A. Nothing in the Plan or any Award Agreement shall operate or be construed to cause the Plan or an Award to fail to comply with the requirements of Section 409A. The applicable provisions of Section 409A and the regulations and guidelines issued thereunder are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith.
SECTION 9. Term of the Plan.
     The Plan shall be effective on the date of its approval by the Board and shall continue until the earlier of (a) the date terminated by the Board or Committee or (b) all Incentive Units available under the Plan have been paid to Participants. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, however, any Award granted prior to such termination, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.
     IN WITNESS WHEREOF, the Company has caused the Plan to be executed effective as of January      , 2008.

WESTERN GAS HOLDINGS, LLC

Robert G. Gwin
President and Chief Executive Officer